Exhibit 21.1

NYFIX, Inc. Subsidiaries

NYFIX USA LLC (New York limited liability company; wholly owned by NYFIX, Inc.)

NYFIX Asia-Pacific, Ltd. (Hong Kong corporation; wholly owned by NYFIX USA LLC)

NYFIX European Technology Services, Ltd. (U.K. corporation; wholly owned by NYFIX, Inc.)

NYFIX Global Services, Ltd. (U.K. corporation; wholly owned by NYFIX, Inc.)

NYFIX Broker-Dealer Holdings, LLC (Delaware limited liability company; wholly owned by NYFIX, Inc.)

NYFIX Millennium L.L.C. (Delaware limited liability company; wholly owned by NYFIX Broker-Dealer Holdings, LLC)

NYFIX Securities Corporation (Delaware corporation; wholly owned by NYFIX Broker-Dealer Holdings, LLC)

Millennium Group Holdings, LLC (Delaware limited liability company; wholly owned by NYFIX Broker-Dealer Holdings, LLC)

NYFIX International Limited (U.K. corporation; wholly owned by Millennium Group Holdings, LLC)